                                                                      EXHIBIT 42

                                                                 [LOGO]

                                                                     May 5, 1999

To Our Stockholders:

    We are pleased to inform you that VLSI Technology, Inc. has entered into a merger agreement with Koninklijke Philips Electronics N.V., which provides for an increase in the price offered in the Philips tender offer for all outstanding common shares of VLSI from $17.00 per share to $21.00 per share. The Philips tender offer will be followed by a merger of a Philips subsidiary with VLSI. In the merger, each VLSI share which is not purchased in the Philips tender offer (other than shares owned by Philips and its subsidiaries and shares as to which dissenters' rights are perfected) will be converted into the right to receive $21.00 in cash.

    THE BOARD OF DIRECTORS OF VLSI HAS UNANIMOUSLY DETERMINED THAT EACH OF THE PHILIPS TENDER OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF VLSI, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE PHILIPS TENDER OFFER AND THE MERGER, HAS DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE PHILIPS TENDER OFFER AND TENDER THEIR SHARES PURSUANT TO THE PHILIPS TENDER OFFER.

    Enclosed are the Philips Supplement to its Offer to Purchase dated March 5, 1999, and a revised Letter of Transmittal. These documents set forth the amended terms and conditions of the Philips tender offer and contain other important information relating to the Philips tender offer and the merger. These documents also provide instructions as to how to tender your VLSI shares. Also enclosed is a copy of an amendment to VLSI's Schedule 14D-9 which describes in more detail the reasons for your Board's decision. We urge you to read all of these materials carefully.

    On behalf of the management and directors of VLSI, we thank you sincerely for your loyal support.

                                          Sincerely,

                                          /s/ ALFRED J. STEIN
                                          --------------------------------------
                                          CHIEF EXECUTIVE OFFICER